Exhibit 99.1

FSK Announces Earnings Release and Conference Call Schedule for Third Quarter 2025; Declares Fourth Quarter 2025 Distribution of $0.70 per share

PHILADELPHIA AND NEW YORK – October 8, 2025 – FS KKR Capital Corp. (NYSE: FSK) announced today plans to release its third quarter 2025 results after the close of trading on the New York Stock Exchange on Wednesday, November 5, 2025, and that its board of directors has declared a fourth quarter 2025 distribution of $0.70 per share.

FSK will host its third quarter 2025 results conference call via live webcast on Thursday, November 6, 2025 at 9:00 a.m. (Eastern Time). All interested parties are welcome to participate and can access the live webcast from the Investor Resources section of FSK’s website at www.fskkradvisor.com under Events or through the following URL: https://edge.media-server.com/mmc/p/bfej9rbd.

Research analysts who wish to participate in the conference call are requested to register a day in advance or at a minimum 15 minutes before the start of the call using the following URL: https://register.vevent.com/register/BId48596b4c82440e48cc3c575f06d7b1a. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN number that can be used to access the call.

An investor presentation of financial information will be available by visiting the Investor Resources section of FSK’s website, under Events & Presentations after the market close on Wednesday, November 5, 2025.

A replay of the call will be available beginning shortly after the end of the call by visiting the Investor Resources section of FSK’s website, under Events & Presentations.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between Future Standard, formerly FS Investments, and KKR Credit that serves as the investment adviser to FSK and other business development companies.

Future Standard is a global alternative asset manager serving institutional and private wealth clients, investing across private equity, credit and real estate. With a 30+ year track record of value creation and over $86 billion in assets under management, we back the business owners and financial sponsors that drive growth and innovation across the middle market, transforming untapped potential into durable value.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Contact Information:

Investor Relations
Anna Kleinhenn
Anna.Kleinhenn@futurestandard.com

Future Standard Media Team
Melanie Hemmert
Melanie.Hemmert@futurestandard.com